Matthews International Corporation                                                                                                                                                            Exhibit 99.1
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: November 11, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES EARNINGS FOR THE
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2010

PITTSBURGH, PA, NOVEMBER 11, 2010 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter and fiscal year ended September 30, 2010.  Net income for the Company’s fiscal 2010 fourth quarter was $19,719,000, or $0.67 per share, compared to $15,633,000, or $0.52 per share, for the fourth fiscal quarter a year ago.  The fiscal 2010 fourth quarter included a favorable adjustment of $0.01 per share primarily related to the closure of certain prior income tax periods.  The fiscal 2009 fourth quarter results included net unusual charges of $0.07 per share, which primarily related to operational and systems improvements in several of the Company’s business segments.

Consolidated sales for the quarter ended September 30, 2010 were $214,661,000, compared to $200,213,000 in the same quarter a year ago, representing an increase of 7.2%.  All of the Company’s segments, except for Graphics Imaging, reported higher sales for the current quarter.  The increase in consolidated sales for the current quarter was principally attributable to higher unit volumes in several segments and the impact of recent acquisitions.  Operating profit for the fiscal 2010 fourth quarter was $32,773,000, compared to $27,683,000 for the fourth quarter last year.    The increase in operating profit from a year ago primarily reflected the benefit of higher sales and the favorable impact of the Company’s fiscal 2009 cost structure initiatives.  Operating profit for the current period included an increase in pension costs of $1,300,000 compared to a year ago.  In addition, changes in foreign currency rates unfavorably affected consolidated operating results for the current quarter by approximately $500,000, compared to the same period last year.  Operating profit for the fiscal 2009 fourth quarter included approximately $3,700,000 (pre-tax) of the unusual charges noted above.

Matthews International Corporation                                                                                       2 of 5                                     November 11, 2010

Net income for the fiscal year ended September 30, 2010 was $69,057,000, or $2.31 per share, compared to $57,732,000, or $1.90 per share, last year.  Fiscal 2010 included favorable income tax adjustments of $0.03 primarily related to the closure of certain prior income tax periods.  Fiscal 2009 earnings were negatively affected by unusual items of $0.31 per share, which consisted of unusual charges of $0.35 per share offset partially by favorable income tax adjustments of $0.04 per share.  Last year’s unusual charges primarily represented costs related to the consolidation of certain production operations within the Company’s Bronze segment, cost structure initiatives in certain of the Company’s other businesses and asset adjustments.

Sales for the fiscal year ended September 30, 2010 were $821,829,000, compared to $780,908,000 in the same period last year, representing an increase of 5.2%.  Higher unit volume in several of the Company’s segments and the impact of recent acquisitions were the principal factors in the year-over-year sales growth.  Fiscal 2010 operating profit was $116,581,000, compared to $101,011,000 a year ago.  Operating profit for the current year included an increase in pension costs of $5,200,000 compared to a year ago.  Fiscal 2009 operating profit included approximately $16,500,000 (pre-tax) of the unusual charges noted above.

In the Memorialization group, Bronze segment sales were higher than a year ago, reflecting an increase in granite sales as a result of the acquisition of United Memorial Products in December 2009.  However, fourth quarter operating profit for the Bronze segment was lower than a year ago due to a decline in bronze memorial unit volume, higher pension expense, and an increase in the cost of bronze metal.  Based on available data, total U.S. deaths appeared to increase slightly during the quarter (compared to a year ago); however, casketed and in-ground burial deaths (non-cremation) were estimated by the Company to be lower.  Casket segment sales for the current quarter were higher than the fiscal 2009 fourth quarter, primarily as a result of the segment’s recent acquisitions.  Excluding the impact of acquisitions, sales were relatively consistent with the fourth quarter last year.  Operating profit for the Casket segment significantly improved over a year ago primarily as a result of higher sales and the cost structure improvements initiated in fiscal 2009.  Fiscal 2010 fourth quarter sales and operating profit for the Cremation segment increased over the prior year principally as a result of growth in European equipment sales and the recent acquisition of a small company in the U.K.

Matthews International Corporation                                                                                       3 of 5                                      November 11, 2010

In the Brand Solutions group, the Marking Products and Merchandising Solutions segments reported sales growth during the fiscal 2010 fourth quarter, compared to the same period a year ago.  The Marking Products segment reported an increase in unit volumes of equipment and sales of consumable products, such as inks.  Current quarter sales for the Merchandising Solutions segment were higher than a year ago as a result of an increase in projects from several customers.  Fiscal 2010 fourth quarter operating profits for both of these segments significantly increased from a year ago principally as a result of their sales growth and the benefit of recent cost structure actions.  Graphics Imaging segment sales for the fiscal 2010 fourth quarter declined from the same period a year ago mainly due to an unfavorable change in currency exchange rates.  Excluding the currency impact, the segment’s sales for the current quarter were higher than a year ago reflecting sales growth in the Company’s German operations.  Operating profit for the Graphics Imaging segment for the fiscal 2010 fourth quarter declined from a year ago resulting principally from continued weakness in the segment’s U.S. business and unfavorable currency rate changes.

In discussing the fiscal 2010 fourth quarter and fiscal year results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“On a consolidated basis, the fiscal 2010 fourth quarter was slightly ahead of our internal expectations.  However, the Company’s results by segment were mixed.  Our Casket, Marking Products and Merchandising Solutions businesses reported significant improvements in operating profits over the fourth quarter last year, which were partially offset by declines in the operating results for the Bronze and Graphics Imaging segments.  The Casket segment benefitted from its recent acquisitions and cost structure initiatives.  Sales order rates in the Marking Products and Merchandising Solutions segments continued to improve during the quarter and these businesses also benefitted from actions taken in fiscal 2009 to improve their cost structures.  In addition, the Company’s consolidated results were achieved despite an increase in pension expense of approximately $0.03 per share for the quarter and $0.11 year-to-date over the comparable periods last year.

Mr. Bartolacci further stated:  “As we develop our projections for fiscal 2011, we continue to remain cautious in our growth expectations.  Although several of our businesses have seen signs of economic improvement, we expect ongoing challenges from global and domestic economic conditions, the declining rate of casketed and in-ground burial deaths in the U.S., and rising commodity costs.  In addition, foreign currency values such as the Euro have been more volatile recently.  However, we are encouraged by a trend of stable and improving orders rates in our Brand Solutions businesses and the performance of our recent acquisitions.

Matthews International Corporation                                                                                     4 of 5                              November 11, 2010

On this basis, we currently estimate fiscal 2011 earnings to grow in the mid-to-high single digit percentage range over fiscal 2010 (excluding unusual charges from both years).  Based on our current forecasts, we expect earnings for the fiscal 2011 first quarter to be relatively consistent with the fiscal 2010 first quarter, with the results for comparable quarters improving as fiscal 2011 progresses.”

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, commodity costs, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                                                     5 of 5                                     November 11, 2010

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Fiscal Year Ended
	9/30/10	9/30/09	9/30/10	9/30/09
Sales	$214,661	$200,213	$821,829	$780,908
Operating Profit	32,773	27,683	116,581	101,011
Income before Taxes	31,377	26,007	110,413	90,994
Net Income attributable to Matthews	$19,719	$15,633	$69,057	$57,732
Earnings per Share – Diluted	$0.67	$0.52	$2.31	$1.90
Weighted Average Shares	29,413,734	30,166,198	29,898,352	30,435,070